Exhibit 99.1

NEWS RELEASE

CONVERGYS CORPORATION EARNS $0.33

ON SOLID REVENUE GROWTH

IN THE FOURTH QUARTER:

•	Convergys’ revenue increased 5 percent to $594.5 million versus one year ago.

•	Convergys’ revenue increased 4 percent and diluted EPS increased 6 percent versus the third quarter.

•	Customer Management Group revenue grew 8 percent from last year’s fourth quarter.

•	The Information Management Group continued the successful introduction of its Infinys [tm] software with four additional contract announcements.

(Cincinnati; January 20, 2004) – – – Convergys Corporation (NYSE: CVG), the global leader in integrated billing, employee care, and customer care services, announced today its financial results for the fourth quarter of 2003.

Total revenues increased 5 percent to $594.5 million compared to $564.8 million reported in the fourth quarter of 2002. GAAP operating income and operating margin were $78.7 million and 13.2 percent versus an operating loss of $29.5 million in the prior year. Pro forma operating income decreased 1 percent to $77.7 versus $78.2 million in 2002. GAAP net income was $48.4 million or $0.33 per diluted share compared with a net loss of $28.4 million or $0.18 in the fourth quarter of 2002. Pro forma net income decreased 1 percent to $47.8 million, while pro forma earnings per diluted share increased 6 percent to $0.33.

“Our fourth quarter was highlighted by strong execution, solid operating performance, and important long-term strategic progress,” said Jim Orr, Chairman, President, and CEO of Convergys. “Our Information Management Group continued the successful introduction of Infinys, our new, fully convergent billing and customer management solution. IMG also expanded its relationship with Sprint, and gained share in both the wireline and wireless markets. Our Customer Management Group further expanded its trend of revenue growth as more companies discovered that outsourcing is the most cost-effective method of delivering quality service to their customers. Convergys is well positioned to take advantage of this trend toward outsourcing in all of our businesses.”

Fourth Quarter 2003 Highlights

Contracts/Contract Extensions

Convergys announced several significant contracts during the quarter:

•	a seven-year agreement with Sprint (NYSE: FON, PCS) to support Sprint’s business and consumer wireless subscribers on Convergys’ billing platform. Convergys has provided billing support to Sprint’s wireless consumers since 1996, and the new contract allows Sprint to use Infinys, Convergys’ portfolio of convergent, pre-integrated, fully supported software applications and modules. Sprint may use Infinys as a standalone solution or in combination with existing systems to address its specific billing needs.

•	a seven-year renewal and expansion of a software license agreement with Cox Communications, Inc. (NYSE: COX), the nation’s fourth largest cable television company serving approximately 6.5 million customers nationwide. As part of the agreement, Cox renewed its license for Convergys’ ICOMS software—the industry-leading convergent voice, video, and high-speed data billing and subscriber management solution for cable and broadband service providers. Additionally, Cox expanded its billing software agreement to license Infinys. The advanced capabilities of Infinys provide Cox with the opportunity to broaden its multi-service bundling, pricing, and billing capabilities to better support the company’s voice, video, and data customers.

•	a five-year contract with Fifth Third Bancorp (NASDAQ: FITB), a leading diversified financial services company with approximately 20,000 employees and $89 billion in assets, to provide a broad range of human resource services. Convergys is supporting Fifth Third with advanced capabilities in payroll processing and administration, compensation administration, performance management support, knowledge management services, benefits administration, time and attendance management, human resources information systems (HRIS) and recruitment technology, and a comprehensive self-service, user-friendly Web portal.

•	a contract to license Infinys to PT Satelit Palapa Indonesia (Satelindo), Indonesia’s second-largest cellular operator with more than 3.6 million subscribers. The Indonesian cellular operator, a wholly owned subsidiary of PT Indonesian Satellite Corporation (PT Indosat [NYSE: IIT]), is using Geneva[tm], the Infinys application for rating and billing, with the Infinys application for order management, to support Satelindo’s postpaid services and introduce 2.5G mobile services.

•	a contract with Hong Kong mobile network operator SmarTone (SEHK: 0315). SmarTone is the first operator in Hong Kong to deploy Geneva, the Infinys application for rating and billing, to support current and next-generation offerings. SmarTone is Hong Kong’s leading mobile data services network operator serving approximately 1 million customers.

Acquisitions/Expansions

Convergys announced it has acquired certain billing and customer care assets from ALLTEL Telecom Services, a division of ALLTEL (NYSE: AT). This transaction reinforces and accelerates Convergys’ leadership position in the billing and customer care marketplace and fuels the growth of its Professional Services business. The acquisition closed on December 31. As part of the acquisition, Convergys nearly doubled the number of wireline access lines it serves and has begun providing managed billing services for more than 10.5 million additional wireless and wireline telephony subscribers. In addition, Convergys added several new corporations to its list of billing and customer care clients.

Convergys opened two state-of-the-art contact centers in the Philippines. Located in two of Metro Manila’s premier business districts, Makati and Pasig City, the integrated contact centers provide both customer care support and advanced technical help desk services via e-mail, voice, and Web chat as well as “back office” applications and document processing.

January 2004 Highlights to Date

Convergys announced an Infinys contract with TV Cabo, the leading provider of cable TV services to residents of Portugal. TV Cabo will use Infinys to enhance its operation and support the introduction of new innovative interactive services.

Operating Performance by Segment

Customer Management Group (CMG)

Convergys CMG’s revenues were $390.8 million, an 8 percent increase from the fourth quarter of 2002, and a 2 percent increase from the prior quarter. The increase from last year was due to the increased levels of business from both customer management and employee care clients. The United States Postal Service and the State of Florida, as well as growth with many of CMG’s top clients including those in the financial sector, led to this increase. The increase from the prior quarter was principally due to the seasonal trend that CMG typically experiences.

Convergys CMG’s fourth quarter GAAP operating income and operating margin were $46.2 million and 11.8 percent, respectively, compared with $0.9 million in the prior year. On a pro forma basis, CMG’s operating income decreased 2 percent to $46.2 million from $47.2 million, while operating margin decreased to 11.8 percent from 13.0 percent in the prior year. This reflects increased investment in the employee care business, increases in wage and benefit costs, as well as increased pricing pressure, partially offset by the increase in revenues.

Information Management Group (IMG)

Excluding intercompany sales, fourth quarter 2003 Convergys IMG’s revenues increased 1 percent to $203.7 million from $201.6 million in the same period last year. Compared to the prior quarter, Convergys IMG’s revenues increased 8 percent. Data processing revenues of $118.1 million decreased 3 percent from the prior year, but increased 8 percent from the prior quarter. The decrease from prior year reflects lower average wireless subscriber processing rates as well as the transition of Verizon subscribers from Convergys’ billing system during the second quarter of 2003. These pressures were partially offset by revenues realized through the resolution of two client matters and the revenues from the ramping up of a new wireless client in the fourth quarter. Despite the transition of Verizon subscribers, the number of wireless subscribers supported by Convergys increased 3 percent from last year’s fourth quarter.

Professional and consulting revenues of $17.4 million decreased 40 percent from the prior year and 30 percent from the prior quarter. These declines reflect a reduction in system enhancement requests and implementations of new systems from Convergys’ wireless and cable clients. License and other revenues of $16.4 increased 16 percent from the prior year and 27 percent from the prior quarter. These increases are principally due to expanded relationships with several of Convergys’ largest cable clients. International revenues of $51.8 million increased 42 percent from the prior year and 24 percent from the prior quarter. The increases in revenue resulted from the continued expansion in Latin America and Asia Pacific regions as well as a new license arrangement with a European wireless client. In addition, the increases reflect a termination fee associated with the suspension of a European client implementation.

Convergys IMG’s fourth quarter GAAP operating income and operating margin were $33.1 million and 16.2 percent, respectively, compared with an operating loss of $21.5 million in the prior year. Pro forma operating income increased 3 percent to $33.1 million. Pro forma operating margin was 16.2 percent compared with 15.9 percent in the fourth quarter of last year. These increases reflect the increase in revenues as well as savings realized through restructuring initiatives and lower research and development costs. This was partially offset by higher benefit costs.

Non Operating Items

•	The company’s cellular partnership investment contributed a pre-tax loss of $1.6 million, compared to pre-tax earnings of $1.5 million in the fourth quarter of 2002.

•	Interest expense was $1.9 million versus $2.0 million in the prior year.

•	The company recorded other income of $1.4 million versus other expense of $2.2 million last year reflecting foreign currency exchange gains.

•	Average diluted shares outstanding decreased by 12.2 million shares to 145.1 million as a result of share repurchases.

•	Convergys repurchased 13.6 million shares during the first nine months of 2003. No shares were repurchased during the fourth quarter of 2003.

Business Outlook

The following forward looking-statements reflect Convergys’ expectations as of January 20, 2004. Given the various risk factors discussed below, actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

2004 Financial Guidance

For the full year 2004, Convergys CMG’s revenue is expected to increase by 7 percent to 12 percent from the 2003 level, and operating margin is expected to be down slightly.

For the full year 2004, Convergys IMG’s revenue is expected to decline by 5 percent to 10 percent from the 2003 level, and operating margin will be down for the year.

For the full year 2004, EPS is expected to be in the range of $0.85 to $1.00.

For the first quarter of 2004, Convergys CMG’s revenue is expected to be flat to down slightly, and operating margin will be down moderately from fourth quarter 2003 levels.

For the first quarter of 2004, Convergys IMG’s revenue is expected to decline by 10 percent to 15 percent and operating margin will be down from fourth quarter 2003 levels.

Generally, Convergys’ first quarter earnings are below average quarterly earnings for the year. We expect 2004 to be consistent with this trend and expect the first quarter of 2004 EPS to be in the range of $0.20 to $0.22.

ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG), a member of the S&P 500 and the Forbes’ Platinum 400, is the global leader in integrated billing, employee care, and customer care services provided through outsourcing or licensing. We serve top companies in telecommunications, Internet, cable and broadband services, technology, financial services, and other industries in more than 40 countries. We also provide integrated, outsourced, human resource services to leading companies across a broad range of industries.

We bring together world-class resources, software, and expertise to help create valuable relationships between our clients and their customers and their employees. This commitment is validated by the more than 1.5 million individual bills our software produces each day to support more than 120 million subscribers, and by the more than 1.7 million separate customer and employee contacts we manage each day, both live and via electronic interaction.

Convergys[r] employs more than 50,000 people in 52 customer contact centers and in our data centers and other offices in the United States, Canada, Latin America, Europe, the Middle East, and Asia. Convergys is on the net at www.convergys.com, and has world headquarters in Cincinnati.

(Infinys and Geneva are trademarks and Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

NON-GAAP MEASURES:

This news release contains non-GAAP financial measures, including pro forma operating income, pro forma net income and pro forma diluted earnings per share, which are not prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the comparable GAAP measures is included in the attached financial tables. For the periods reported, pro forma results exclude the effect of the $107.7 million restructuring and impairment charges recorded in the fourth quarter of 2002 and the related reversal of $1.0 million from the fourth quarter of 2003. Additionally, pro forma results exclude the effects of the first quarter 2003 equity loss of $9.9 million resulting from a legal settlement by the cellular partnership.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because Convergys’ management uses this information when evaluating current results of operations and cash flow, and we believe that this information provides the users of the financial statements with an additional and useful comparison of Convergys’ current results of operations and cash flows with past and future periods.

CONFERENCE CALL NOTE:

Convergys will host a one-hour conference call on Wednesday, January 21, at 10:00 AM, EST, to discuss the company’s fourth quarter results. It will feature Jim Orr, Chairman, President, & CEO, and Earl Shanks, CFO. This call will be carried live (with scheduled repeats) on the Internet. A link to the conference call is available at www.convergys.com.

In addition to the non-GAAP financial measures contained in this news release, during this conference call Convergys will disclose free cash flow, which is a non-GAAP financial measure defined as cash flows from operations less the change in the balance of the accounts receivable securitization and capital expenditures. A reconciliation of cash flows from operations to free cash flows is available at www.convergys.com in the section “Invest in Convergys.”

“SAFE HARBOR” NOTE:

Information included in this news release may contain forward-looking statements that involve potential risks for Convergys Corporation. The future results of Convergys could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the loss of a significant client or significant business from a client, difficulties in completing a contract or implementing its provisions, difficulties in completing or implementing an acquisition, potential terrorist activities and the United States’ response thereto, changes in the regulatory environment in which Convergys and its clients operate, and competitive and other factors disclosed in the Form 10-K for the year ended December 31, 2002, and subsequent filings with the SEC by Convergys Corporation. The company has no current intention of updating any forward-looking statements that may be included herein.

Investor Contacts:

Earl Shanks, Chief Financial Officer, +1 513 723 6565 or +1 888 284 9900

Taylor Greenwald, Director of Investor Relations, +1 513 723 3961 or +1 888 284 9900

or investor@convergys.com

Media Contact:

John Pratt, Convergys Corporate PR

+1 513 723 3333 or +1 888 284 9900 or john.pratt@convergys.com

International FreeFone, access AT&T, then 1 888 284 9900

CONVERGYS CORPORATION

Revenues, Net Income and Earnings Per Common Share

In Millions Except Per Share Amounts

(Unaudited)

	Fourth Quarter		Change
	2003	2002	Amount	%
Revenues:
— Customer Mgmt. Group	$390.8	$363.2	$27.6	8
— Information Mgmt. Grp.	205.1	204.0	1.1	1
— Eliminations	(1.4)	(2.4)	1.0	(42)

— Total	$594.5	$564.8	$29.7	5

Operating Income (Loss):
— Customer Mgmt. Group	$46.2	$0.9	$45.3	—
— Information Mgmt. Grp.	33.1	(21.5)	54.6	—
— Corporate & Other	(0.6)	(8.9)	8.3	(93)

— Total	$78.7	$(29.5)	$108.2	—

Net Income (Loss)	$48.4	$(28.4)	$76.8	—

Earnings Per Common Share
— Basic	$0.34	$(0.18)	$0.52	—
— Diluted	$0.33	$(0.18)	$0.51	—

Weighted Average Common Shares Outstanding
— Basic	141.9	155.0	(13.1)	(8)
— Diluted	145.1	157.3	(12.2)	(8)

	Twelve Months		Change
	2003	2002	Amount	%
Revenues:
— Customer Mgmt. Group	$1,504.9	$1,397.5	$107.4	8
— Information Mgmt. Grp.	788.7	899.2	(110.5)	(12)
— Eliminations	(4.8)	(10.5)	5.7	(54)

— Total	$2,288.8	$2,286.2	$2.6	—

Operating Income (Loss):
— Customer Mgmt. Group	$179.3	$134.7	$44.6	33
— Information Mgmt. Grp.	119.4	131.7	(12.3)	(9)
— Corporate & Other	(6.3)	(13.1)	6.8	(52)

— Total	$292.4	$253.3	$39.1	15

Net Income	$171.6	$145.9	$25.7	18

Earnings Per Common Share
— Basic	$1.18	$0.90	$0.28	31
— Diluted	$1.15	$0.88	$0.27	31

Weighted Average Common Shares Outstanding
— Basic	145.7	162.9	(17.2)	(11)
— Diluted	148.8	166.1	(17.3)	(10)

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-K for the annual period ended December 31, 2003.

Convergys Corporation

Consolidated Statements of Income

In Millions Except Per Share Amounts

(Unaudited)

	For the Three Mo.s Ended Dec. 31,		% Chg.	For the Twelve Mo.s Ended Dec. 31,		% Chg.
	2003	2002		2003	2002
Revenues:
Customer Management Grp.
Communications	$234.2	$235.5	(1)	$916.3	$911.6	1
Technology	44.9	54.4	(17)	192.2	208.0	(8)
Financial Services	35.2	28.1	25	137.5	97.2	41
Other	76.5	45.2	69	258.9	180.7	43

Total CMG Revenues	390.8	363.2	8	1,504.9	1,397.5	8

Information Mgmt. Grp.
Data Processing	118.1	122.1	(3)	458.0	530.6	(14)
Prof. & Consulting	17.4	28.8	(40)	95.8	169.5	(43)
License & Other	16.4	14.1	16	58.3	57.2	2
International	51.8	36.6	42	171.8	131.4	31

External Revenues	203.7	201.6	1	783.9	888.7	(12)
Interco. Svcs. for CMG	1.4	2.4	(42)	4.8	10.5	(54)

Total IMG Revenues	205.1	204.0	1	788.7	899.2	(12)
Eliminations & Other	(1.4)	(2.4)	(42)	(4.8)	(10.5)	(54)

Total Revenues	594.5	564.8	5	2,288.8	2,286.2	—

Costs & Expenses:
Cost of Providing Services & Products	344.9	315.8	9	1,320.9	1,264.9	4
Selling, General & Admin.	116.1	108.9	7	458.2	409.5	12
Research & Development	24.7	28.5	(13)	94.3	113.7	(17)
Depreciation	27.3	29.8	(8)	108.9	122.7	(11)
Amortization	3.8	3.6	6	15.1	14.4	5
Restructuring & Impair.	(1.0)	107.7	—	(1.0)	107.7	—

Total Costs & Expenses	515.8	594.3	(13)	1,996.4	2,032.9	(2)

Operating Income (Loss)	78.7	(29.5)	—	292.4	253.3	15

Equity in Earnings of Cellular Partnerships	(1.6)	1.5	—	(12.6)	6.4	—
Other Income (Exp.), Net	1.4	(2.2)	—	(1.3)	(4.3)	(70)
Interest Expense	(1.9)	(2.0)	(5)	(6.9)	(11.0)	(37)

Income (Loss) Before Tax	76.6	(32.2)	—	271.6	244.4	11
Income Taxes	28.2	(3.8)	—	100.0	98.5	2

Net Income (Loss)	$48.4	$(28.4)	—	$171.6	$145.9	18

Earnings Per Common Share
—Basic	$0.34	$(0.18)	—	$1.18	$0.90	31
—Diluted	$0.33	$(0.18)	—	$1.15	$0.88	31

Weighted Average Common Shares Outstanding
—Basic	141.9	155.0	145.7	162.9
—Diluted	145.1	157.3	148.8	166.1

Other Data
—Operating Margin	13.2%	(5.2)%	12.8%	11.1%

Market Price Per Share
High	$20.80	$17.90	$20.80	$37.98
Low	$13.71	$12.50	$11.30	$12.50
Close	$17.46	$15.15	$17.46	$15.15

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-K for the annual period ended December 31, 2003.

Convergys Corporation

Consolidated Balance Sheets

In Millions

(Unaudited)

	Dec. 31, 2003	Dec. 31, 2002
Assets
Cash and Cash Equivalents	$37.2	$12.2
Receivables—Net	298.1	315.2
Other Current Assets	84.2	90.8
Property & Equipment—Net	360.0	298.0
Other Assets	1,030.7	903.3

Total Assets	$1,810.2	$1,619.5

Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$71.0	$50.7
Other Current Liabilities	466.7	411.3
Other Liabilities	65.2	26.6
Long-Term Debt	63.8	4.6
Common Shareholders’ Equity	1,143.5	1,126.3

Total Liabilities & Shareholders’ Equity	$1,810.2	$1,619.5

Convergys Corporation

Customer Management Group

Operating Segment Data

In Millions

(Unaudited)

	For the Three Mo.s Ended Dec. 31,		% Chg.	For the Twelve Mo.s Ended Dec. 31,		% Chg.
	2003	2002		2003	2002
Revenues:
Communications	$234.2	$235.5	(1)	$916.3	$911.6	1
Technology	44.9	54.4	(17)	192.2	208.0	(8)
Financial Services	35.2	28.1	25	137.5	97.2	41
Other	76.5	45.2	69	258.9	180.7	43

Total CMG Revenues	390.8	363.2	8	1,504.9	1,397.5	8

Costs & Expenses:
Cost of Providing Services & Products	247.7	222.9	11	943.5	858.3	10
Selling, General & Admin.	75.6	70.6	7	296.2	266.8	11
Research & Development	2.1	2.5	(16)	6.5	10.7	(39)
Depreciation	17.0	17.6	(3)	70.6	72.0	(2)
Amortization	2.2	2.4	(8)	8.8	8.7	1
Restructuring & Impair.	—	46.3	—	—	46.3	—

Total Costs & Expenses	344.6	362.3	(5)	1,325.6	1,262.8	5

Operating Income	$46.2	$0.9	—	$179.3	$134.7	33

The operating segment data for the Customer Management Group (CMG) shown above reflects the detailed revenue and expense data for CMG, as reported under U.S. GAAP, that will be presented in the Convergys 10-K for the annual period ended December 31, 2003.

Convergys Corporation

Information Management Group

Operating Segment Data

In Millions

(Unaudited)

	For the Three Mo.s Ended Dec. 31,		% Chg.	For the Twelve Mo.s Ended Dec. 31,		% Chg.
	2003	2002		2003	2002
Revenues:
Data Processing	$118.1	$122.1	(3)	$458.0	$530.6	(14)
Prof. & Consulting	17.4	28.8	(40)	95.8	169.5	(43)
License & Other	16.4	14.1	16	58.3	57.2	2
International	51.8	36.6	42	171.8	131.4	31

External Revenues	203.7	201.6	1	783.9	888.7	(12)
Interco. Svcs. for CMG	1.4	2.4	(42)	4.8	10.5	(54)

Total IMG Revenues	205.1	204.0	1	788.7	899.2	(12)

Costs & Expenses:
Cost of Providing Services & Products	98.5	95.3	3	383.2	417.1	(8)
Selling, General & Admin.	41.5	39.1	6	161.4	145.2	11
Research & Development	22.6	26.0	(13)	87.8	103.0	(15)
Depreciation	7.8	10.3	(24)	30.6	42.9	(29)
Amortization	1.6	1.2	33	6.3	5.7	11
Restructuring & Impair.	—	53.6	—	—	53.6	—

Total Costs & Expenses	172.0	225.5	(24)	669.3	767.5	(13)

Operating Income (Loss)	$33.1	$(21.5)	—	$119.4	$131.7	(9)

The operating segment data for the Information Management Group (IMG) shown above reflects the detailed revenue and expense data for IMG, as reported under U.S. GAAP, that will be presented in the Convergys 10-K for the annual period ended December 31, 2003.

Convergys Corporation

Reconciliation of Pro Forma Operating Results

(In Millions Except Per Share Amounts)

	CMG Operating Income (Loss)	IMG Operating Income (Loss)	Corp. Operating Income (Loss)	Consol. Operating Income (Loss)
Fourth Quarter 2003:
Results as reported under U.S. GAAP	$46.2	$33.1	$(0.6)	$78.7
Less: Special items (a)	—	—	1.0	1.0

Results excluding special items (a non-GAAP measure)	$46.2	$33.1	$(1.6)	$77.7

Year to Date 2003:
Results as reported under U.S. GAAP	$179.3	$119.4	$(6.3)	$292.4
Less: Special items (a)	—	—	1.0	1.0

Results excluding special items (a non-GAAP measure)	$179.3	$119.4	$(7.3)	$291.4

Fourth Quarter 2002:
Results as reported under U.S. GAAP	$0.9	$(21.5)	$(8.9)	$(29.5)
Less: Special items (b)	(46.3)	(53.6)	(7.8)	(107.7)

Results excluding special items (a non-GAAP measure)	$47.2	$32.1	$(1.1)	$78.2

Year to Date 2002:
Results as reported under U.S. GAAP	$134.7	$131.7	$(13.1)	$253.3
Less: Special items (b)	(46.3)	(53.6)	(7.8)	(107.7)

Results excluding special items (a non-GAAP measure)	$181.0	$185.3	$(5.3)	$361.0

The schedule above provides a reconciliation of the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to the pro forma results of operations (non-U.S. GAAP), which excludes special items.

(a)	Reflects the reversal of the excess restructuring accrual that was initially recorded in the fourth quarter of 2002.

(b)	In the fourth quarter of 2002, the Company recorded $107.7 in restructuring and impairment charges at IMG, CMG and Corporate of $53.6, $46.3 and $7.8, respectively.

Convergys Corporation

Reconciliation of Pro Forma Operating Results

(In Millions Except Per Share Amounts)

	Income (Loss) Before Tax	Net Income (Loss)	Diluted EPS
Fourth Quarter 2003:
Results as reported under U.S. GAAP	$76.6	$48.4	$0.33
Less: Special items (a)	1.0	0.6	—

Results excluding special items (a non-GAAP measure)	$75.6	$47.8	$0.33

Year to Date 2003:
Results as reported under U.S. GAAP	$271.6	$171.6	$1.15
Less: Special items (a & b)	(8.9)	(5.8)	(0.04)

Results excluding special items (a non-GAAP measure)	$280.5	$177.4	$1.19

Fourth Quarter 2002:
Results as reported under U.S. GAAP	$(32.2)	$(28.4)	$(0.18)
Less: Special items (c)	(107.7)	(76.8)	(0.49)

Results excluding special items (a non-GAAP measure)	$75.5	$48.4	$0.31

Year to Date 2002:
Results as reported under U.S. GAAP	$244.4	$145.9	$0.88
Less: Special items (c)	(107.7)	(76.8)	(0.46)

Results excluding special items (a non-GAAP measure)	$352.1	$222.7	$1.34

The schedule above provides a reconciliation of the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to the pro forma results of operations (non-U.S. GAAP), which excludes special items.

(a)	Reflects the reversal of the excess restructuring accrual that was initially recorded in the fourth quarter of 2002.

(b)	Reflects the $9.9 equity loss generated from the Company’s investment in the Cincinnati SMSA Limited Partnership that resulted from the partnership’s settlement of its lawsuit with West Side Cellular Communications, Inc. during the first quarter of 2003.

(c)	In the fourth quarter of 2002, the Company recorded $107.7 in restructuring and impairment charges at IMG, CMG and Corporate of $53.6, $46.3 and $7.8, respectively.